EXHIBIT 23.5


       CONSENT OF HOBERMAN, MILLER, GOLDSTEIN & LESSER, P.C., INDEPENDENT
                                   ACCOUNTANTS


      We consent to the incorporation by reference in the Registration Statements on Form S-8 of ECI Telecom Ltd. pertaining to the ECI Telecom Ltd. Employee Share Purchase Plan and ECI Telecom Ltd. U.S. Employee Share Purchase Plan and the registration statements on Form S-8 (No.s 333-103669, 333-12868, 333-9860, 333-10078, 33-75904, 33-74150, 33-49984, 33-31411 and 33-26117) of ECI
Telecom Ltd. of our report dated January 13, 2003 with respect to the financial statements of ECI Telecom Ltd. as at December 31, 2002, incorporated by reference into ECI Telecom Ltd.'s current report on Form 8-K.


/s/ Hoberman, Miller, Goldstein & Lesser, CPA's, P.C.

June 2, 2003